Exhibit 99.1

FOR IMMEDIATE RELEASE

Mary Jensen, Vice President – Investor Relations

323.860.7485 or mjensen@ofsmanagement.com

OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS

Rolling Meadows, IL—November 8, 2013—OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital” or the “Company”) today announced its financial results for the fiscal quarter ended September 30, 2013, OFS Capital’s third full quarter of operations following its initial public offering (“IPO”) in November 2012.

HIGHLIGHTS

($ in millions, except for per share data)

Portfolio Results	September 30, 2013
Investments, at fair value	$219.3
Total assets	$229.6
Net assets	$139.2
Net asset value per share	$14.46
Weighted average yield on debt investments	7.21%

	Quarter Ended
Operating Results	September 30, 2013	September 30, 2012
Total investment income	$4.0	$4.0
Net investment income	$1.4	$1.4
Net increase in net assets resulting from operations	$0.4	$3.0

Portfolio Activity
Investments in new portfolio companies, at par	$3.0	$23.1
Number of new portfolio companies	1	7
Number of portfolio companies at end of period	56	53

Other Key Data Points

•	On October 31, 2013, OFS Capital made a third quarter 2013 distribution of $0.34 per share to shareholders of record as of October 17, 2013. The Company estimates the tax characteristics of its distributions on a quarterly basis and will report the final tax characteristics of the distributions to shareholders on Form 1099 after the end of each fiscal year. However, if the characteristics of that distribution were determined for the quarter ended September 30, 2013, the Company estimates that $0.19 of the distribution would have been characterized as a return of capital to the shareholders.

•	The aggregate fair value of OFS Capital’s investment assets was 98.9% of cost at September 30, 2013.

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“We have been successful to date in keeping our OFS Capital WM senior loan subsidiary substantially invested in senior secured floating rate assets, which have provided reliable interest income for OFS Capital,” said Glenn Pittson, Chairman and Chief Executive Officer of OFS Capital.  “At the same time, we continue to make progress towards obtaining from the Small Business Administration the approvals necessary to convert our investment in Tamarix Capital Partners, L.P., which we refer to as the SBIC Fund, into a drop-down small business investment company within OFS Capital. Moreover, we are pleased by the SBIC Fund’s accelerating pace of capital deployment.”

PORTFOLIO AND INVESTMENT ACTIVITY

During the third quarter of 2013, OFS Capital closed two senior secured debt investments totaling $7.5 million, comprised of a $3.0 million investment in one new portfolio company and a $4.5 million investment in the refinance of an existing portfolio company’s credit facility. In the same period, the Company was fully repaid on two debt investments totaling $9.3 million in aggregate.

The total fair value of OFS Capital’s investment portfolio was $219.3 million as of September 30, 2013, including $208.0 million in senior secured debt investments in 55 portfolio companies held in the OFS Capital WM, LLC senior loan vehicle (“OFS Capital WM”) (with a 7.21% weighted average yield to fair value) and an equity investment in the SBIC Fund with a fair value of $11.3 million, representing the Company’s 67.5% limited partnership interest in the SBIC Fund.

As of September 30, 2013, the SBIC Fund had investments in five portfolio companies, comprised of outstanding loans with an aggregate principal balance of $25.9 million and equity investments with a fair value of $4.9 million.

From October 1, 2013 through November 7, 2013, the SBIC Fund made senior secured debt investments totaling $10.8 million in outstanding principal balance in two new portfolio companies, and it obtained equity stakes in each new portfolio company at an aggregate cost of $0.5 million.

RESULTS OF OPERATIONS

Investment income

Total investment income was $4.0 million in the quarter ended September 30, 2013, as well as in the same period in the prior year.

Expenses

Total expenses were $2.6 million in each of the quarters ended September 30, 2013 and September 30, 2012. Interest expense decreased by $0.7 million for the three months ended September 30, 2013, compared to the same period in the prior year, owing primarily to a decrease in borrowings on the Company’s revolving credit facility. Professional fees, administrative fee, and general and administrative expenses increased by $0.7 million relative to the prior comparable period, and related chiefly to OFS Capital’s increased costs as a public company, legal fees incurred in connection with the SBIC Fund drop-down process, and $0.2 million incurred by the Company under the Administration Agreement it entered into at the closing of its IPO.

Net investment income

Based on the foregoing, net investment income was $1.4 million in each of the quarters ended September 30, 2013 and September 30, 2012.

Net realized and unrealized gain (loss) on investments

For the quarter ended September 30, 2013, the Company did not recognize any realized gains or losses. Net unrealized loss on investments totaled $1.1 million for the quarter ended September 30, 2013, comprised of $1.5 million of net unrealized loss on non-affiliate investments (i.e., investment assets in OFS Capital WM) and $0.4 million of net unrealized gain on affiliate investments (the Company’s limited partnership interest in the SBIC Fund).

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For the quarter ended September 30, 2012, net realized loss on investments totaled $0.1 million, owing to a $0.1 million net realized loss on non-affiliate investments (relating to a debt investment sale by OFS Capital WM). Net unrealized gain on investments totaled $1.2 million for the quarter ended September 30, 2012, consisting of $1.2 million of net unrealized gain on non-affiliate investments (i.e., investment assets in OFS Capital WM).

Other income prior to becoming a business development company

For the three months ended September 30, 2012, the Company recorded $0.4 million in total income prior to becoming a business development company, relating primarily to the Company’s equity interest income in the SBIC Fund in the amount of $0.4 million for the period July 27, 2012 through September 30, 2012, following deconsolidation of the SBIC Fund.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations was $0.4 million for the quarter ended September 30, 2013, compared with a $3.0 million net increase in net assets resulting from operations for the quarter ended September 30, 2012.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2013, OFS Capital had $6.8 million in cash and cash equivalents, $84.1 million in debt outstanding, and $49.9 million in borrowing availability on its revolving credit facility.

The Company intends to continue to use its liquidity to finance its investment objectives, including funding its capital commitment to the SBIC Fund, which will increase to $75 million if the Small Business Administration grants the approvals necessary for the Company to convert its investment in the SBIC Fund into a drop-down small business investment company.

CONFERENCE CALL

The Company will host a conference call to discuss these results on Friday, November 8, 2013 at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on the Company’s website at www.ofscapital.com.

TELEPHONE: (888) 317-6016 (Domestic) or (412) 317-6016 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available from 2:00 PM Eastern Time on November 8, 2013 until 9:00 AM Eastern Time on November 18, 2013 and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID # 1003598.

For more detailed discussion of the financial and other information included in this press release, please refer to the Company’s Form 10-Q for the quarter ended September 30, 2013, which is to be filed with the Securities and Exchange Commission.

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EXCERPTS FROM OFS CAPITAL’S UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOLLOW

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OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
	September 30,	December 31,
	2013	2012
Assets	(unaudited)
Investments, at fair value
Non-affiliate investments (cost of $211,661 and $231,781, respectively)	$207,975	$227,542
Affiliate investments (cost of $10,115 and $5,049, respectively)	11,322	4,657
Total investments at fair value	219,297	232,199
Cash and cash equivalents	6,835	8,270
Restricted cash and cash equivalents	525	623
Interest receivable	682	1,292
Prepaid expenses and other assets	211	326
Deferred financing costs, net of accumulated amortization of $1,689 and $1,336, respectively	2,036	2,839
Total assets	$229,586	$245,549

Liabilities
Accrued professional fees	$623	$463
Interest payable	825	1,222
Dividends and distributions payable	3,273	1,628
Management fees payable	831	667
Administration fee payable	200	110
Other payables	219	223
Due to affiliated entities, net	-	9
Deferred loan fee revenue	369	204
Revolving line of credit	84,083	99,224
Total liabilities	90,423	103,750

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized,
0 shares issued and outstanding as of September 30, 2013 and December 31, 2012	-	-
Common stock, par value of $0.01 per share, 100,000,000 shares authorized,
9,626,987 and 9,578,691 shares issued and outstanding as of September 30, 2013 and December 31, 2012	96	96
Paid-in capital in excess of par	143,092	142,408
Distributions in excess of net investment income	(5,567)	(94)
Net unrealized appreciation (depreciation) on investments	1,542	(611)
Total net assets	139,163	141,799

Total liabilities and net assets	$229,586	$245,549

Number of shares outstanding	9,626,987	9,578,691
Net asset value per share	$14.46	$14.80

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OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)
(Amounts in thousands, except share and per share data)

		Pre-IPO prior to		Pre-IPO prior to
		becoming a		becoming a
		Business		Business
		Development		Development
		Company (1)		Company (1)
	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012

Investment income
Interest income from non-affiliate investments	$4,017	$4,020	$12,618	$9,091
Dividend and fee income	-	15	-	106

Total investment income	4,017	4,035	12,618	9,197

Expenses
Interest expense	821	1,511	2,530	2,956
Amortization of deferred financing closing costs	168	144	803	287
Management fees	744	591	2,345	1,555
Management fees - other related parties	-	151	-	627
Professional fees	418	86	1,177	489
Administrative fee	200	-	657	-
General and administrative expenses	238	115	770	493

Total expenses	2,589	2,598	8,282	6,407

Net investment income	1,428	1,437	4,336	2,790

Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-affiliate investments	-	(92)	5	(1,257)
Net change in unrealized depreciation on
non-affiliate investments	(1,501)	1,173	554	234
Net change in unrealized appreciation on affiliate investments	439	-	1,599	-

Net realized and unrealized gain (loss) on investments	(1,062)	1,081	2,158	(1,023)

Other income (loss) prior to becoming a business
development company
Income from equity interest in OFS Capital WM	-	-	-	2,645
Income from equity interest in Tamarix LP	-	378	-	378
Net loss attributable to non-controlling interests	-	32	-	61
Other income	-	32	-	29

Total other income prior to becoming a business
development company	-	442	-	3,113

Net increase (decrease) in net assets before cumulative
effect of accounting change	366	2,960	6,494	4,880
Cumulative effect of accounting change	-	-	-	570

Net increase in net assets resulting from
operations	$366	$2,960	$6,494	$5,450

Net investment income per common share - basic and diluted	$0.15		$0.45
Net increase in net assets resulting from operations
per common share - basic and diluted	$0.04		$0.67
Dividends and distributions declared per common share - basic and diluted	$0.34		$1.02
Basic and diluted weighted average shares outstanding	9,626,336		9,616,637

(1) For historical periods that include financial results prior to November 7, 2012, the Company did not have common shares outstanding or an equivalent and, therefore, earnings per share, dividends declared per common shares and weighted average shares outstanding information for periods that include financial results prior to November 7, 2012 are not provided.

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ABOUT OFS CAPITAL

OFS Capital Corporation (NASDAQ: OFS) is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital’s investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments.  OFS Capital invests primarily in middle-market companies in the United States, generally focusing its investment activities on private companies that are owned by private equity sponsors or owner/operators and have annual EBITDA between $5 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured, unitranche, second-lien and mezzanine loans, and to a lesser extent, equity securities. OFS Capital’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Rolling Meadows, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict.  Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance.  All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

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